UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                          Date of Report: July 19, 1999
                        (Date of earliest event reported)

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
             (Exact name of registrant as specified in its charter)

          New York               1-2360               13-0871985
  (State of Incorporation)     (Commission          (IRS employer
                              File Number)         Identification No.)

          ARMONK, NEW YORK                              10504
(Address of principal executive offices)              (Zip Code)

                                914-499-1900
                       (Registrant's telephone number)

Item 5. Other Events

      The registrant's press release dated July 19, 1999, regarding its financial results for the period ended June 30, 1999, including unaudited consolidated financial statements for the period ended June 30, 1999, are attached.

                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


Date: July 19, 1999


                                 By: /s/ Mark Loughridge
                                     ------------------------------
                                         (Mark Loughridge)
                                     Vice President and Controller

IBM Announces Second-Quarter 1999 Results

July 19, 1999

IBM today announced second-quarter 1999 diluted earnings per common share of $1.28 compared with diluted earnings per common share of $.75 in the second quarter of last year. Second-quarter 1999 revenues grew 16 percent (16 percent at constant currency) to $21.9 billion.

Second-quarter 1999 net income totaled $2.4 billion compared with $1.5 billion in the second quarter of 1998. These results include an after-tax benefit of approximately $700 million, or $.37 per diluted common share, resulting from a number of actions that occurred during the quarter. Specifically, IBM closed the sale of the company's Global Network in several key geographic areas. The company also took certain actions intended to improve the long-term competitiveness of the company's microelectronics and storage businesses. In addition, IBM implemented an accounting change to shorten the depreciable lives of personal computers used within the company to three years from five years.

Louis V. Gerstner, Jr., IBM chairman and chief executive officer, said: "We continued to build on our strategic priorities in the second quarter. These priorities are focused on three areas: services, software, and the sale of our leadership technology to the marketplace. Our services business continued to show excellent results in the quarter. Our software unit once again turned in a very good performance, with particularly strong results from our database, transaction processing and Tivoli products. Although we saw price pressures in some areas of the technology segment, our technology business nevertheless performed well overall in a difficult environment.

"The actions we're taking in our microelectronics and storage areas are intended to strengthen our technology segment substantially over the long term. With these actions, we are well down the path of exiting the high-volume manufacturing of DRAM chips, while shifting our resources toward the faster-growth, higher-margin custom chip area. In addition, we are taking various steps to integrate development and manufacturing activities in our hard disk drive business while reducing expenses. These steps will not only improve the competitiveness of our technology segment but will further strengthen IBM's overall business portfolio.

"In summary, our results were strong worldwide," Mr. Gerstner said. "In addition to the strength in our services, software and technology areas, we once again saw very good growth in our System/390 servers, with shipments of System/390 computing power more than doubling year over year. There was a marked improvement in the quarter in our RS/6000 business. Our PC business continued its year-over-year improvement. In short, we maintained our momentum in the second quarter while taking important steps to further strengthen our portfolio over the long term."

Second-quarter revenues from the Americas totaled $10.0 billion, an increase of 16 percent (18 percent at constant currency) compared with the same period of last year. Revenues from Europe/Middle

East/Africa were $6.4 billion, up 14 percent (17 percent at constant currency). Asia-Pacific revenues grew 19 percent (9 percent at constant currency) to $3.6 billion. OEM revenues totaled $1.9 billion, a 21 percent increase (20 percent at constant currency) compared with the second quarter of 1998.

Hardware revenues were $9.4 billion in the second quarter, an increase of 22 percent (21 percent at constant currency) compared with last year's second quarter. Personal computer, RS/6000 and System/390 server revenues increased. AS/400 revenues declined. Overall storage and microelectronics revenues grew in the quarter.

Revenues from IBM Global Services, including maintenance, grew 15 percent (15 percent at constant currency) in the second quarter to $8.0 billion. Excluding maintenance, Global Services revenues increased 19 percent (18 percent at constant currency) to $6.7 billion. IBM signed $9.5 billion in services contracts in the quarter and concluded the quarter with a total services contract backlog of approximately $55.2 billion.

Software revenues increased 9 percent (10 percent at constant currency) in the second quarter to $3.1 billion, with continuing strong results from the company's Universal Database, transaction processing, Lotus Notes and Tivoli systems management products. The software gross margin improved 2.5 points year over year.

Revenues from Global Financing increased 4 percent (5 percent at constant currency) in the second quarter to $743 million.

Revenues from the Enterprise Investments/Other area, which includes custom applications and other products designed to meet specialized customer requirements, increased 19 percent (19 percent at constant currency) year over year to $669 million.

The company's overall gross profit margin was 37.5 percent in the second quarter compared with 38.0 percent in the same period of 1998.

The effect of the second-quarter actions is included in the company's expense results in the second quarter. Second-quarter expenses, including the actions totaling $1.6 billion, were $4.2 billion, generating a 7.8-point improvement in the company's expense-to-revenue ratio. The actions contributed to a 7.3-point improvement in the E/R ratio.

IBM's tax rate in the second quarter, including the second-quarter actions, was
40.8 percent compared with 30.3 percent in the second quarter of last year. The company's tax rate increased by approximately 11 points in the quarter, principally due to the second-quarter actions.

IBM spent approximately $1.6 billion on share repurchases in the second quarter. After adjusting for a two-for-one stock split that became effective in May of this year, the average number of shares outstanding in the quarter was 1,812 million compared with 1,879 million in the second quarter of 1998. There were 1,809 million common shares outstanding at June 30, 1999.

Debt in support of operations, excluding global financing, increased $482 million from year-end 1998 to $2.1 billion, resulting in a debt-to-capitalization ratio of 13 percent. Global financing debt declined $852 million from the end of 1998 to a total of $26.9 billion, resulting in a debt-to-equity ratio of 6.0 to 1.

Net income for the six months ended June 30, 1999 were $3.9 billion, or $2.05 per diluted common share, compared with net income of $2.5 billion, or $1.28 per diluted common share, in the year-earlier period. Revenues for the six months ended June 30, 1999 were $42.2 billion, an increase of 16 percent (15 percent at constant currency) compared with $36.4 billion for the first six months of 1998. IBM's net income and earnings per share results for the six-month period include the effect of the second-quarter actions (an after-tax benefit of approximately $700 million, or $.37 per diluted common share).

Second-Quarter Actions

The second-quarter actions include:

The closure of the Global Network sale in the United States, Japan, the United Kingdom and Ireland. The company recorded an after-tax gain of approximately $2.1 billion, or $1.12 per diluted common share. The company expects the sale of the Global Network to be substantially completed in the third quarter.

A shift of development and manufacturing resources from DRAM chips toward higher-growth, higher-margin custom logic chips. IBM's facility in Essonnes, France will convert to custom logic manufacturing over an 18-month period through a joint venture established in the second quarter with Infineon Technologies, a subsidiary of Siemens. The company also recorded a write-down related to excess DRAM test equipment. As a result, the company took an after-tax charge of approximately $770 million, or $.41 per diluted common share.

The assumption, by the Toshiba Corporation, of IBM's 50 percent interest in the Dominion Semiconductor Company, a DRAM manufacturing operation, effective December 31, 2000. As a result, the company wrote off its investment in Dominion, resulting in an after-tax charge of approximately $104 million, or $.05 per diluted common share.

The assumption by IBM of full ownership of a joint venture, MiCRUS, with Cirrus Logic, Inc., which produces CMOS-based logic components. During the second quarter, Cirrus Logic notified IBM that it wished to renegotiate its obligation under its partnership agreement. The company recognized an after-tax charge of approximately $92 million, or $.05 per diluted common share, as a result.

Within the storage area, IBM took several actions to reduce expenses and integrate its HDD server line into a common low-cost design platform. The company recorded an after-tax charge of approximately $208 million, or $.11 per diluted common share.

The company also implemented an accounting change for the depreciable lives of personal computers used within IBM. Under a new asset management strategy being implemented by the company, PCs used within IBM will be replaced, on average, every three years. The company currently, on average, depreciates PCs used internally over five years. This change in depreciable lives better reflects the expected useful life of PCs within IBM. As a result, the company recorded an after-tax charge of approximately $241 million, or $.13 per diluted common share.

Forward-Looking and Cautionary Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company's filings with the Securities and Exchange Commission.

Financial Results Attached

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                          COMPARATIVE FINANCIAL RESULTS

            (Unaudited; Dollars in millions except per share amounts)

                                    Three Months                     Six Months
                                   Ended June 30,                   Ended June 30,

                                                  Percent                          Percent
                             1999       1998       Change     1999       1998      Change
                             ----       ----       ------     ----       ----      ------
REVENUE

 Hardware                  $ 9,379    $ 7,714       21.6%   $17,963    $15,032      19.4%
  Gross margin                28.6%      30.7%                 27.9%      29.7%

 Global Services             7,988      6,969       14.6%    15,538     13,310      16.7%
  Gross margin                28.4%      27.3%                 27.4%      27.2%

 Software                    3,126      2,866        9.1%     6,046      5,510       9.7%
  Gross margin                83.4%      80.9%                 82.2%      80.2%

 Global Financing              743        712        4.3%     1,448      1,431       1.2%
  Gross margin                55.3%      47.2%                 55.6%      47.2%

 Enterprise Investments/
 Other                         669        562       19.1%     1,227      1,158       6.0%
  Gross margin                38.9%      39.6%                 36.0%      36.2%

TOTAL REVENUE               21,905     18,823       16.4%    42,222     36,441      15.9%

GROSS PROFIT                 8,224      7,146       15.1%    15,482     13,596      13.9%
  Gross margin                37.5%      38.0%                 36.7%      37.3%

OPERATING EXPENSES

 S,G&A *                     2,846      3,812      -25.3%     6,783      7,531      -9.9%
  % of revenue                13.0%      20.3%                 16.1%      20.7%

 R,D&E                       1,293      1,220        5.9%     2,474      2,399       3.1%
  % of revenue                 5.9%       6.5%                  5.9%       6.6%

OPERATING INCOME *           4,085      2,114       93.3%     6,225      3,666      69.8%

Other income                   155        130       19.4%       289        280       3.2%
Interest expense               197        161       23.0%       371        340       9.3%

INCOME BEFORE
INCOME TAXES *               4,043      2,083       94.1%     6,143      3,606      70.3%
  Pre-tax margin              18.4%      11.1%                 14.5%       9.9%

Provision for
income taxes *               1,652        631      161.9%     2,282      1,118     104.1%
  Effective tax
   rate                       40.8%      30.3%                 37.1%      31.0%

NET INCOME *               $ 2,391    $ 1,452       64.6%   $ 3,861    $ 2,488      55.2%
  Net margin                  10.9%       7.7%                  9.1%       6.8%

Preferred stock
dividends                        5          5                    10         10

NET INCOME
APPLICABLE TO COMMON
SHAREHOLDERS *             $ 2,386    $ 1,447       64.8%   $ 3,851    $ 2,478      55.4%
                           =======    =======               =======    =======

EARNINGS PER
SHARE OF COMMON
STOCK - ASSUMING
DILUTION *                 $  1.28    $  0.75       70.7%   $  2.05    $  1.28      60.2%
                           =======    =======               =======    =======

EARNINGS PER

SHARE OF COMMON
STOCK - BASIC              $  1.32    $  0.77       71.4%   $  2.12    $  1.31      61.8%
                           =======    =======               =======    =======

AVERAGE NUMBER OF
COMMON SHARES OUT-
STANDING (M's)
  DILUTED                  1,870.6    1,928.7               1,876.6    1,939.0
  BASIC                    1,812.1    1,879.2               1,818.0    1,889.8

 * Second quarter and six month 1999 results include a pre-tax benefit of $1.6 billion (after-tax benefit of $687 million, or $.37 per diluted common share) due to a gain from the sale of the IBM Global Network, charges for actions related to microelectronics and storage businesses, as well as an accounting change in PC depreciable lives.

Note: All references to the average number of common shares and per common share data for all periods presented have been adjusted to reflect a 2-for-1 stock split of the common stock effective May 10, 1999.

                   INTERNATIONAL BUSINESS MACHINES CORPORATION
                  CONSOLIDATED STATEMENT OF FINANCIAL POSITION

                        (Unaudited; Dollars in millions)

                                                     At            At
                                               June 30,  December 31,    Percent
                                                   1999          1998     Change
                                               --------  ------------    -------
ASSETS

 Cash, cash equivalents,
 and marketable securities                      $ 7,241       $ 5,768      25.5%

 Receivables - net, inventories,
 and prepaid expenses                            36,211        36,592      -1.0%

 Plant, rental machines,
 and other property - net                        17,253        19,631     -12.1%

 Investments and other assets                    22,642        24,109      -6.1%
                                                -------       -------

TOTAL ASSETS                                    $83,347       $86,100      -3.2%
                                                =======       =======

LIABILITIES AND STOCKHOLDERS' EQUITY

 Short-term debt                                $14,713       $13,905       5.8%
 Long-term debt                                  14,330        15,508      -7.6%

                                                -------       -------
 Total debt                                      29,043        29,413      -1.3%

 Accounts payable, taxes,
 and accruals                                    21,248        22,922      -7.3%

 Other liabilities                               13,898        14,332      -3.0%
                                                -------       -------
TOTAL LIABILITIES                                64,189        66,667      -3.7%

STOCKHOLDERS' EQUITY                             19,158        19,433      -1.4%
                                                -------       -------
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY                            $83,347       $86,100      -3.2%
                                                =======       =======

                   INTERNATIONAL BUSINESS MACHINES CORPORATION

                                  SEGMENT DATA

                                           SECOND QUARTER 1999
                         -------------------------------------------------------
(Dollars in millions)                                                    Pre-tax
                         --------   Revenue     --------     Pre-tax     Income
                         External   Internal     Total        Income     Margin
                         --------   --------    --------     --------    ------
SEGMENTS

Technology               $  3,062   $  1,013    $  4,075     $    130      3.2%
    % change                 10.2%      -8.0%        5.1%       -53.7%

Personal Systems            3,873          7       3,880         (153)    -3.9%
    % change                 50.2%       0.0%       50.1%        64.9%

Server                      2,349         92       2,441          516     21.1%
    % change                  3.3%      -6.1%        3.0%        -6.4%

Global Services             7,988        628       8,616        1,137     13.2%
    % change                 14.6%      -0.6%       13.4%        19.8%

Software                    3,126        182       3,308          700     21.2%
    % change                  9.1%       4.0%        8.8%        11.8%

Global Financing              764        198         962          328     34.1%
    % change                  3.1%      19.3%        6.1%        13.5%

Enterprise Investments        661          3         664         (101)    -15.2%
    % change                 16.8%     -76.9%       14.7%        37.3%

TOTAL SEGMENTS             21,823      2,123      23,946        2,557     10.7%
    % change                 16.3%      -3.1%       14.2%        21.8%

Eliminations / Other           82     (2,123)     (2,041)       1,486*

TOTAL IBM                $ 21,905   $      0    $ 21,905     $  4,043     18.4%
    % change                 16.4%                  16.4%        94.1%

                                           SECOND QUARTER 1998
                         -------------------------------------------------------
(Dollars in millions)                                                    Pre-tax
                         --------   Revenue     --------     Pre-tax     Income
                         External   Internal     Total        Income     Margin
                         --------   --------    --------     --------    ------
SEGMENTS

Technology               $  2,778   $  1,101    $  3,879     $    281      7.2%

Personal Systems            2,578          7       2,585         (436)  -16.9%

Server                      2,273         98       2,371          551     23.2%

Global Services             6,969        632       7,601          949     12.5%

Software                    2,866        175       3,041          626     20.6%

Global Financing              741        166         907          289     31.9%

Enterprise Investments        566         13         579         (161)  -27.8%

TOTAL SEGMENTS             18,771      2,192      20,963        2,099     10.0%

Eliminations / Other           52     (2,192)     (2,140)         (16)

TOTAL IBM                $ 18,823   $      0    $ 18,823     $  2,083     11.1%

 * Pre-tax income includes a benefit of $1.6 billion due to a gain from the sale of the IBM Global Network, charges for actions related to microelectronics and storage businesses, as well as an accounting change in PC depreciable lives.

                   INTERNATIONAL BUSINESS MACHINES CORPORATION

                                  SEGMENT DATA

                                             SIX MONTHS 1999
                         -------------------------------------------------------
(Dollars in millions)                                                    Pre-tax
                         --------   Revenue     --------     Pre-tax     Income
                         External   Internal     Total        Income     Margin
                         --------   --------    --------     --------    ------
SEGMENTS

Technology               $  5,932   $  1,911    $  7,843     $    200      2.6%
    % change                  7.0%      -9.3%        2.5%       -61.5%

Personal Systems            7,462         14       7,476         (242)    -3.2%
    % change                 49.5%       7.7%       49.4%        72.9%

Server                      4,422        165       4,587        1,014     22.1%
    % change                  0.3%      -7.3%        0.0%        -4.2%

Global Services            15,538      1,297      16,835        2,110     12.5%
    % change                 16.7%       0.5%       15.3%        25.9%

Software                    6,046        393       6,439        1,357     21.1%
    % change                  9.7%       8.9%        9.7%        11.1%

Global Financing            1,488        405       1,893          625     33.0%
    % change                  1.5%      23.9%        5.6%        10.0%

Enterprise Investments      1,210         14       1,224         (173)   -14.1%
    % change                 14.4%     -41.7%       13.1%        44.4%

TOTAL SEGMENTS             42,098      4,199      46,297        4,891     10.6%
    % change                 16.0%      -2.3%       14.1%        27.4%

Eliminations / Other          124     (4,199)     (4,075)       1,252*

TOTAL IBM                $ 42,222   $      0    $ 42,222     $  6,143     14.5%
    % change                 15.9%                  15.9%        70.3%

                                             SIX MONTHS 1998
                         -------------------------------------------------------
(Dollars in millions)                                                    Pre-tax
                         --------   Revenue     --------     Pre-tax     Income
                         External   Internal     Total        Income     Margin
                         --------   --------    --------     --------    ------
SEGMENTS

Technology               $  5,545   $  2,106    $  7,651     $    519      6.8%

Personal Systems            4,992         13       5,005         (894)   -17.9%

Server                      4,408        178       4,586        1,059     23.1%

Global Services            13,310      1,291      14,601        1,676     11.5%

Software                    5,510        361       5,871        1,221     20.8%

Global Financing            1,466        327       1,793          568     31.7%

Enterprise Investments      1,058         24       1,082         (311)   -28.7%

TOTAL SEGMENTS             36,289      4,300      40,589        3,838      9.4%

Eliminations / Other          152     (4,300)     (4,148)        (232)

TOTAL IBM                $ 36,441   $      0    $ 36,441     $  3,606      9.9%

 * Pre-tax income includes a benefit of $1.6 billion due to a gain from the sale of the IBM Global Network, charges for actions related to microelectronics and storage businesses, as well as an accounting change in PC depreciable lives.